                                                                     EXHIBIT 2.1



                           STOCK ACQUISITION AGREEMENT

                                  BY AND AMONG

                              CBOOKS EXPRESS, INC.,

                       COMPUTER LITERACY BOOKSHOPS, INC.,

                               RACHEL UNKEFER AND

                              DANIEL A. DOERNBERG,

                                   DATED AS OF

                                  MAY 28, 1997



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                                      TABLE OF CONTENTS




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
ARTICLE I PURCHASE AND SALE OF STOCK.........................................................1
        1.1 Purchase and Sale of Stock.......................................................1
        1.2 Purchase Price...................................................................1
        1.3 Purchase Price Adjustments.......................................................2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF CBOOKS..........................................3
        2.1  Organization....................................................................3
        2.2  Authorization...................................................................3
        2.3  Compliance with other Instruments...............................................3
        2.4  Litigation......................................................................3
        2.5  Consents........................................................................4
        2.7  Investment Representation.......................................................4
        2.8  Financial Capability............................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CLBI AND THE SHAREHOLDERS......................4
        3.1  Organization, Good Standing and Qualification of CLBI...........................4
        3.2  Capital Structure of CLBI.......................................................5
        3.3  Authorization...................................................................5
        3.4  Financial Information...........................................................5
        3.5  Absence of Certain Changes and Events...........................................6
        3.6  Receivables.....................................................................8
        3.7  Taxes...........................................................................8
        3.8  Compliance With Law............................................................10
        3.10  Governmental Consents.........................................................10
        3.10  Proprietary Rights............................................................10
        3.11  Restrictive Documents or Orders...............................................11
        3.12  Contracts and Commitments.....................................................11
        3.13  Title to the Property.........................................................13
        3.14  Insurance.....................................................................13
        3.15  Litigation....................................................................14
        3.16  No Conflict or Default........................................................14
        3.17  Party Consents................................................................15
        3.18  Certain Agreements............................................................15
        3.19  Labor Relations...............................................................15
        3.20  Employees and Employee Benefit Plans..........................................15
        3.21  Interested Party Relationships................................................17
        3.22  Environmental and Safety Matters..............................................17
        3.23  Certain Payments..............................................................17

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
        3.24  Product Warranties............................................................18
        3.25  Customers.....................................................................18
        3.26  Suppliers.....................................................................18
        3.27  Books and Records.............................................................18
        3.28  Bank Account..................................................................18
        3.29  Complete Disclosure...........................................................18
        3.30  No Other Agreements...........................................................19

ARTICLE IV COVENANTS OF CLBI AND THE SHAREHOLDERS...........................................19
        4.1  Maintenance of Business........................................................19
        4.2  Restricted Activities and Transactions.........................................19
        4.3  Tax Forms......................................................................21
        4.4  Negotiation With Others........................................................21
        4.5  Consents, Approvals and Filings................................................21
        4.6  Access to Records and Properties...............................................21

ARTICLE V MUTUAL COVENANTS..................................................................22
        5.1  Confidentiality................................................................22
        5.2  Public Announcements...........................................................22
        5.3  Brokers and Finders............................................................23
        5.4  Notice of Breach...............................................................23
        5.5  Agreements to Cooperate........................................................23
        5.6  Additional Agreements..........................................................23
        5.7  Consulting Arrangements........................................................23

ARTICLE VI CLOSING..........................................................................23
        6.1  Closing........................................................................23
        6.2  Deliveries by the Shareholders and CLBI........................................24
        6.3  Deliveries by CBooks...........................................................24
        6.4  Related Agreements.............................................................25

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS.............................................25
        7.1  Conditions to Obligations of CBooks............................................25
        7.2  Conditions to Obligations of CLBI and the Shareholders.........................26

ARTICLE VIII INDEMNIFICATION................................................................27
        8.1  Survival of Representations, Warranties, and Agreements........................27
        8.2  Indemnification of CBooks......................................................27
        8.3  Indemnification of the Shareholders............................................28
        8.4  Procedure for Indemnification with Respect to Third-Party Claims...............28
        8.5  Procedure For Indemnification with Respect to Non-Third Party Claims...........29

ARTICLE IX NONCOMPETITION AGREEMENT.........................................................29
        9.1  Noncompete.....................................................................29
        9.2  Nonsolicit.....................................................................30
        9.3  No hire........................................................................30


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        9.4  Extension of Restricted Period.................................................30
        9.5  Irreparable Harm...............................................................30
        9.6  Condition to Acquisition.......................................................30
        9.7  Acknowledgment of Consideration................................................31

ARTICLE X TERMINATION AND AMENDMENT.........................................................31
        10.1  Termination...................................................................31
        10.2  Effect of Termination.........................................................32

ARTICLE XI MISCELLANEOUS PROVISIONS.........................................................32
        11.1  Notice........................................................................32
        11.2  Entire Agreement..............................................................32
        11.3  Binding Effect; Assignment....................................................33
        11.4  Captions......................................................................33
        11.5  Expenses of Acquisition.......................................................33
        11.6  Waiver; Consent...............................................................33
        11.7  Third-Party Beneficiaries.....................................................33
        11.8  Counterparts..................................................................34
        11.9  Gender........................................................................34
        11.10  Severability.................................................................34
        11.11  Remedies of CBooks...........................................................34
        11.12  Governing Law................................................................34
        11.13  Arbitration, Attorneys' Fees.................................................34
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EXHIBIT 1.2(a)    Form of Escrow Agreement

EXHIBIT 3.4(a)    February Financials

EXHIBIT 3.4(b)    March Financials

EXHIBIT 3.4(c)    April Financials

EXHIBIT 3.21      Peer-to-Peer Agreement

EXHIBIT 5.7       Consulting Agreement

EXHIBIT 6.2(a)    Form of Stock Power and Assignment Separate from Certificate

EXHIBIT 6.3(d) Form of Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

                           STOCK ACQUISITION AGREEMENT



               THIS AGREEMENT is dated as of May 28, 1997, by and among CBooks Express, Inc., a California corporation ("CBOOKS" or the "COMPANY"), Computer Literacy Bookshops, Inc., a California corporation ("CLBI"), Rachel Unkefer, an individual residing at 3105 Edgewater Drive, Charlottesville, Virginia 22911 ("MS. UNKEFER"), and Daniel A. Doernberg, an individual residing at 3105 Edgewater Drive, Charlottesville, Virginia 22911 ("MR. DOERNBERG"), (collectively, Ms. Unkefer and Mr. Doernberg are referred to herein as the "SHAREHOLDERS").

               WHEREAS, CLBI is principally engaged in the operation of four retail bookstores that primarily sell computer-related and other technical books and written materials; and

               WHEREAS, the Shareholders desire to sell to CBooks, and CBooks desires to purchase from the Shareholders, all of the issued and outstanding capital stock of CLBI subject to certain terms and conditions set forth herein, including an agreement by the Shareholders not to compete with CBooks or CLBI (collectively, the "ACQUISITION").

               NOW, THEREFORE, in consideration of the mutual promises, covenants and representations and warranties set forth herein, the parties hereby agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

        1.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, the Shareholders shall sell to CBooks, and CBooks shall purchase from the Shareholders, all of the CLBI Shares (as defined below) from the Shareholders at the Time of Closing (as defined below).

        1.2 Purchase Price. Subject to the Adjustment Amount (defined below), CBooks shall pay to the Shareholders an aggregate of Four Million Seven Hundred Ninety Thousand Dollars ($4,790,000) as consideration for the CLBI Shares (as defined below) and Two Hundred Ten Thousand Dollars ($210,000) as consideration for the covenants and agreements set forth in Article IV hereof (together such payments are herein referred to as the "CASH CONSIDERATION"), which Cash Consideration shall be distributed at the Closing as follows:

                (a) Two Million One Hundred Eighty Seven Thousand Nine Hundred ($2,187,900) shall be paid and delivered to Ms. Unkefer in immediately available funds by wire transfer of funds to an account designated by her as consideration for the CLBI Shares owned by Ms. Unkefer and One Hundred Fifty Thousand Dollars ($150,000) shall be paid and delivered to Ms. Unkefer in immediately available funds by wire transfer of funds to an account designated by her as consideration for the covenants and agreements made by Ms. Unkefer in Article IV hereof;

                (b) Two Million One Hundred Two Thousand One Hundred Dollars ($2,102,100) shall be paid and delivered to Mr. Doernberg in immediately available funds by wire transfer of funds to an account designated by him as consideration for the CLBI Shares owned by Mr. Doernberg and Sixty Thousand Dollars ($60,000) shall be paid and delivered to Mr. Doernberg in immediately available funds by wire transfer of funds to an account designated by him as consideration for the covenants and agreements made by Mr. Doernberg in Article IV hereof; and

                (c) Five Hundred Thousand Dollars ($500,000) (the "ESCROW FUNDS") shall be delivered into escrow pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit 1.2(a) hereto (the "ESCROW AGREEMENT"), and shall be held by the Escrow Agent (as defined in the Escrow Agreement) and disbursed pursuant to the Escrow Agreement and Section 1.3(b) hereof. To the extent that all or a portion of the Escrow Funds are available for delivery to the Shareholders in accordance with the Escrow Agreement, first, the Escrow Agent shall pay such professional fees and expenses of CLBI as are directed to be paid by the Shareholders and thereafter, fifty-one percent (51%) of such Escrow Funds shall be delivered to Ms. Unkefer and forty-nine percent (49%) of such Escrow Funds shall be delivered to Mr. Doernberg.

        1.3 Purchase Price Adjustments. Notwithstanding the provisions of
Section 1.2 above, the Cash Consideration shall be reduced or increased in accordance with this Section 1.3 on a dollar for dollar basis as a result of any decrease or increase in the Net Working Capital (as defined below) as reflected on the Closing Date balance sheet ("CLOSING DATE BALANCE SHEET"), as compared to that reflected on the February Financials (as defined in Section 3.4 hereof). The parties agree that Net Working Capital as reflected on the February Financials is Two Million Three Hundred Eighty One Thousand One Hundred Seven Dollars and Twenty-Three Cents ($2,381,107.23). Such adjustment shall be made as follows:

                (a) If a decrease in the Cash Consideration, such decrease shall be made by prompt return payment of such amount by the Shareholders to CBooks in immediately available funds by bank cashier's check or by wire transfer of funds to an account designated by CBooks; or

                (b) If an increase in the Cash Consideration, (i) ten percent (10%) of such increase shall be promptly delivered into escrow pursuant to the terms and conditions of the Escrow Agreement, and shall be deemed to be included in the definition of Escrow Funds (as set forth in Section 1.2 hereof), and as such shall be held by the Escrow Agent and dispersed pursuant to the Escrow Agreement and this Section 1.3 and (ii) ninety percent (90%) of such increase shall be promptly paid by CBooks to the Shareholders in immediately available funds by cashier's check or by wire transfer of funds to an account designated by the Shareholders.

                (c) "Net Working Capital" shall mean the total current assets of CLBI minus the total current liabilities of CLBI. Net Working Capital on the Closing Date (as reflected on the Closing Balance Sheet) shall be determined based on the same accounting methodology and practices as Net Working Capital was determined in the February Financials and in a manner consistent with past practices of CLBI. The parties hereto acknowledge that such Closing Balance Sheet will not be prepared in accordance with GAAP. No later than June 20, 1997 (or as soon as available thereafter), CBooks shall deliver to the Shareholders the Closing Balance Sheet. The preparation of the Closing Balance Sheet shall be overseen and reviewed by Lisa Chan. If the Shareholders have not objected in writing to the Closing Balance Sheet within twenty (20) business days of the receipt thereof by the Shareholders, the Closing Balance Sheet shall be deemed accepted by the Shareholders in the form in which it was delivered by CBooks. If the Shareholders object in writing to the Closing Balance Sheet within twenty (20) business days of the receipt thereof by the Shareholders, the Shareholders and the CBooks agree to utilize all good faith efforts to attempt to resolve their dispute during the next twenty (20) business days. If at the end of such forty
(40) business day period, CBooks and the Shareholders are unable to agree on the Closing Balance Sheet, then the outstanding unresolved issues shall be submitted to an arbitrator in accordance with Section 11.13 hereof.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF CBOOKS

        As of the date hereof and as of the Time of Closing, CBooks represents and warrants to CLBI and the Shareholders as follows:

        2.1 Organization. CBooks hereby represents and warrants to the Shareholders that it is a corporation duly organized, validly existing and in good standing under the laws of California.

        2.2 Authorization. CBooks has full corporate power and authority to enter into this Agreement and the Related Agreements (defined below) to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements to which it is a party. CBooks has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements, and this Agreement and each of the Related Agreements (to the extent to which it is a party) constitute valid and binding obligations of CBooks enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

        2.3 Compliance with Other Instruments. The Company's execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby, and the Company's compliance with the terms hereof and thereof do not, or as of the Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, its Articles of Incorporation or Bylaws, or any material agreement, obligation, or instrument to which it is a party or by which it is bound.

        2.4 Litigation. Other than the claim asserted against CBooks by CLBI concerning the use of the mark "CBooks.com," there is no claim, litigation, investigation, inquiry, action, suit, or proceeding, administrative or judicial, pending or, to its best knowledge, threatened against it, at law or in equity, before any federal, state, or local court or regulatory agency, or other governmental authority, that might have a material adverse effect on its ability to perform any of its obligations under this Agreement or the Related Agreements.

        2.5 Consents. No consent, approval, order, or authorization or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority or any third party on the part of CBooks is required in connection with the consummation of the transactions contemplated hereunder.

        2.6 Investment Representation. CBooks is acquiring the CLBI Shares from the Shareholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Related Agreements, CBooks has no present or contemplated agreement, undertaking, arrangement, or contract providing for the disposition thereof.

        2.7 Financial Capability. CBooks has cash on hand or financing commitments sufficient to satisfy all of its obligations under this Agreement including, without limitation, the payment of the Cash Consideration.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF CLBI AND THE SHAREHOLDERS

        As of the date hereof and as of the Time of Closing, CLBI and the Shareholders, jointly and severally, represent and warrant to CBooks as follows:

        3.1 Organization, Good Standing and Qualification of CLBI. CLBI is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. CLBI has no subsidiaries. CLBI is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, properties, prospects, assets or results of operations of CLBI (collectively, "CLBI'S BUSINESS") (such material adverse effect on CLBI's Business is referred to herein as a "MATERIAL ADVERSE EFFECT"). Section 3.1 of the disclosure schedule delivered by CLBI and the Shareholders to CBooks prior to execution of this Agreement (the "CLBI DISCLOSURE SCHEDULE") sets forth a true, correct and complete list of each such state and jurisdiction. The minute books of CLBI, as made available to CBooks, contain complete and accurate records of any and all corporate action material to CLBI's Business taken by CLBI since its date of incorporation; provided, however, that the failure of such minute books to contain a complete and accurate record of any corporate action that is disclosed in this Agreement or the CLBI Disclosure Schedule shall not be deemed a breach of the foregoing representation. CLBI does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture, business association or other entity and has no direct or indirect interest in or loans to any corporation, partnership, joint venture, business association or other entity. CLBI has delivered or made available to CBooks complete and correct copies of the Articles of Incorporation and Bylaws of CLBI as amended to the date hereof.

        3.2 Capital Structure of CLBI.

                (a) The authorized capital stock of CLBI consists of 6,000,000 shares of common stock, no par value per share, 200,000 of which are issued and are outstanding and held of record by the Shareholders (the "CLBI SHARES"); and 2,000,000 shares of preferred stock, none of which has been issued or are outstanding. No other shares of capital stock of CLBI have been issued or are outstanding.

                (b) All of CLBI Shares have been validly issued, fully paid and nonassessable, are not subject to preemptive rights created by statute, CLBI's Articles of Incorporation or Bylaws or any agreement to which CLBI or the Shareholders is a party or by which CLBI or the Shareholders may be bound, and are owned free and clear of all voting trust arrangements, liens, options, rights of first refusal, encumbrances, and claims whatsoever. There are no agreements or understandings to which CLBI or the Shareholders are a party or any other agreements or understandings with respect to the transfer or voting of shares of CLBI capital stock.

                (c) There are no options, warrants, calls, conversion rights, commitments or agreement of any character to which CLBI or either of the Shareholders are a party, or by which any of them may be bound, that do or may obligate CLBI or either of the Shareholders to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock or other securities of CLBI, or that do or may obligate CLBI or either of the Shareholders to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

        3.3 Authorization. Each of CLBI, Ms. Unkefer and Mr. Doernberg have full power and authority to enter into this Agreement and Related Agreements, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements. CLBI has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, the Closing Documents and the Related Agreements. This Agreement and the Related Agreements constitute valid and binding obligations of each of CLBI, Ms. Unkefer and Mr. Doernberg, respectively, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

        3.4 Financial Information. CLBI and the Shareholders have delivered to CBooks (a) unaudited financial statements (balance sheet, profit and loss statement and shareholders' equity statement) for CLBI at and for the eight (8) month period ended

February 28, 1997, copies of which are attached hereto as Exhibit 3.4(a) (the balance sheet, profit and loss statement and shareholders' equity statement of CLBI included in Exhibit 3.4(a) is hereinafter referred to as the "FEBRUARY FINANCIALS") and (b) unaudited financial statements (balance sheet, profit and loss statement and shareholders' equity statement) for CLBI at and for the nine
(9) month period ended March 31, 1997, copies of which are attached hereto as
Exhibit 3.4(b) (the balance sheet, profit and loss statement and shareholders' equity statement of CLBI included in Exhibit 3.4(b) is hereinafter referred to as the "MARCH FINANCIALS"), and will deliver on or prior to the Closing unaudited financial statements (balance sheet, profit and loss statement and shareholders' equity statement) for CLBI at and for the ten (10) month period ended April 30, 1997, copies of which will be delivered on or before the Time of Closing and will be attached hereto as Exhibit 3.4(c) (the balance sheet, profit and loss statement and shareholders' equity statement of CLBI included in
Exhibit 3.4(c) is hereinafter referred to as the "APRIL FINANCIALS"), and (d) unaudited financial statements (balance sheets, profit and loss statements and shareholders equity) for CLBI at and for the years ended June 30, 1994, 1995 and 1996, (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are complete and were prepared consistent with past practice. The Financial Statements present fairly, in all material respects, the financial condition and operating results of the CLBI Business as of the dates, and for the periods, indicated therein. CLBI and the Shareholders have delivered, or in the case of the April Financials, will deliver, to CBooks true, correct and complete copies of the Financial Statements. There are no debts, liabilities or obligations with respect to CLBI or to which any of its assets are subject, liquidated, unliquidated, accrued, absolute, contingent, or otherwise, in excess of $5,000 individually, or in excess of $10,000 in the aggregate, except those expressly set forth on the Financial Statements or disclosed in this Agreement or Section
3.4 of the CLBI Disclosure Schedule.

        3.5 Absence of Certain Changes and Events. Except as contemplated herein and as set forth in Section 3.5 of the CLBI Disclosure Schedule, since February 28, 1997 there has not been:

                (a) Any change in the CLBI Business, and no event has occurred and no action has been taken by CLBI or the Shareholders or, to the knowledge of CLBI and the Shareholders, any other person, nor is any such event or action contemplated or to the knowledge of CLBI and the Shareholders after due inquiry of the officers, directors and management of CLBI, threatened, that might reasonably be expected to have a Material Adverse Effect, except that no representation is made as to general economic conditions, competition or matters affecting CLBI's industry generally.

                (b) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, that has had or could reasonably be expected to have a Material Adverse Effect;

                (c) Any transaction relating to or involving the CLBI Business (other than the transactions contemplated herein) that was entered into or carried out by CLBI other than in the ordinary and usual course of business;

                (d) Any change made by CLBI in its method of operating the CLBI Business or its accounting practices relating thereto;

                (e) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the CLBI Business or its assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, that arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and that do not detract from the value of the CLBI Business or its assets or impair the operations conducted thereon or any discharge or satisfaction thereof;

                (f) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

                (g) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which CLBI is a party and relating to or affecting the CLBI Business or its Assets (as defined in Section 3.13 below), other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

                (h) Any labor disputes or disturbances having a Material Adverse Effect, and there has not been the filing of any petition or charge of unfair labor practices regarding the CLBI Business or CLBI with the National Labor Relations Board;

                (i) Any increase in or modification of the compensation or benefits payable or to become payable by CLBI to any director or any employee, consultant or advisor of CLBI or the CLBI Business, including, but not limited to the payment or commitment to pay a bonus, other than as required by existing contracts or consistent with current practices;

                (j) Any increase in or modification of any bonus, pension, insurance, or other employee benefit plan, payment, or arrangement made to, for, or with any of its employees;

                (k) Any adverse relationships or conditions with vendors or customers (except any condition arising only from the internal financial condition of any such vendor or customer) of which CLBI has knowledge and could reasonably be expected to have a Material Adverse Effect;

                (l) Any waivers of any rights of substantial value by CLBI;

                (m) Any dispositions or abandonment of any of CLBI's trademark, tradename, patent, copyright, or other intellectual property rights (including, without limitation, of any of CLBI's proprietary trade secrets or processes) or any application therefore necessary or incidental to the conduct of the CLBI Business;

                (n) Any purchase or lease of or any agreements to purchase or lease capital assets by CLBI in excess of $5,000 individually, or in excess of $10,000 in the aggregate;

                (o) Any issuance, redemption, repurchase, or other acquisition of shares of capital stock of CLBI, or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to the capital stock of CLBI or any other payments, transfers, assignments by CLBI of any rights, property or assets to its shareholders; or

                (p) Any other event or condition of any character that has a Material Adverse Effects, or could reasonably be expected to have a Material Adverse Effect.

        3.6 Receivables. The accounts receivable shown on the February Financials arose in the ordinary course of business, have been collected or are collectible in the book amounts thereof. The accounts receivable of CLBI arising after February 28, 1997 and before the Time of Closing (collectively, the "ACCOUNTS RECEIVABLE") arose or will arise in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts equal to $21,535 as of April 30, 1997. None of such Accounts Receivable are subject to any material claim of offset, recoupment, setoff, or counter-claim and neither CLBI nor the Shareholders have any knowledge of any specific facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No amount of the Accounts Receivable are contingent upon the performance by CLBI of any obligation or contract. Except as set forth in Section 3.6 of the CLBI Disclosure Schedule, no person has any lien on any of such Accounts Receivable and no agreement for deduction or discount has been made with respect to such Accounts Receivables.
Section 3.6 of the CLBI Disclosure Schedule sets forth an aging of accounts receivable of CLBI as of the date set forth thereon in the aggregate (0-30 days, 30-90 days and greater than 90 days).

        3.7 Taxes.

(a) All Taxes (as hereinafter defined) due or payable by CLBI, and all interest and penalties thereon, except for Taxes that are the subject of a good faith dispute as disclosed in the Financial Statements or Section 3.7 of the CLBI Disclosure Schedule and other than Taxes that have accrued but are not yet due and payable and for which adequate reserves have been made, have been paid in full. Except as disclosed in Section 3.7 of the CLBI Disclosure Schedule, each of the Financial Statements, the February Financials, the March Financials and the April Financials accrues all actual and contingent liabilities for current and deferred Taxes. Except as disclosed in Section 3.7 of the CLBI Disclosure Schedule, all Tax returns, statements, reports, forms and other documents (including estimated Tax returns and reports and information returns with reports) required to be filed in connection therewith have been accurately prepared and duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted), and all deposits, or payments required by law to be made by CLBI with respect to employees' or other withholding taxes have been duly made. CLBI is not delinquent in the payment of any Tax, assessment or governmental charge or deposit and CLBI did not have a tax deficiency or claim outstanding or assessed against it; nor, to the best knowledge of CLBI, is there any basis for such deficiency or claim. No tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") as a result of the acquisition contemplated by this Agreement, and CLBI is not a person other than a United States person within the meaning of the Code. No recording or filing fees or sales, use, transfer or documentary taxes are payable by CBooks in connection with, or as a result of, the transactions provided for by this Agreement and the Related Agreements under the laws of the State of California or any political subdivision thereof. There are no liens for Taxes upon the Assets except liens for current Taxes not yet due for which adequate reserves have been established. There is no claim, audit, action, suit, proceeding, or investigation, now pending (to the best knowledge of CLBI and the Shareholders) threatened against or with respect to CLBI and no extensions or waivers of statutes of limitations with respect to Tax matters have been given by or requested from CLBI. CLBI has not entered into, nor will it enter into, any agreement or consent pursuant to
Section 341(f) of the Code. Except as set forth in Section 3.7 of the CLBI Disclosure Schedule, CLBI is not a party to or bound by (nor will CLBI become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement. CLBI has not been, nor to its best knowledge will it be, required to include any material adjustment in taxable income for any period pursuant to Sections 481, 482, or 263A of the Code or any comparable provision of state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Time of Closing. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of CLBI that, individually or collectively, could give rise to the payment by CLBI of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Assets (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406, or of Subchapter A of Chapter 3 of the Code or of any other provision of law in any jurisdiction. CLBI has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

                (b) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

        3.8 Compliance With Law. CLBI has complied and is in compliance in all material respects with all judicial or administrative decisions applicable to the CLBI Business, and all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations. CLBI has been granted all licenses, permits, authorizations and approvals ("PERMITS") from federal, state, local, and foreign government regulatory bodies necessary to carry on the CLBI Business as currently conducted, all of which are currently valid and in full force and effect, and all of which are disclosed in Section 3.8 of the CLBI Disclosure Schedule except where the failure to do so does not have a Material Adverse Effect. All Permits (with the exception of the Permits identified in Section 3.8 of the CLBI Disclosure Schedule as nontransferable governmental permits) shall be effective as of the Closing, and shall be valid and in full force and effect immediately following the Closing. Except as set forth in
Section 3.8 of the Disclosure Schedule, there is no order issued, investigation, or proceeding pending or, to the knowledge of CLBI or the Shareholders after due inquiry of the officers, directors and management of CLBI, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality with respect to the CLBI Business.

        3.9 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of CLBI is required in connection with the consummation of the transactions contemplated hereunder.

        3.10 Proprietary Rights.

                (a) Any of the Proprietary Rights (as defined in the following sentence) that require the execution and filing with an appropriate governmental agency, including, without limitation, the Patent and Trademark Office, have been so indicated in Section 3.10 of the CLBI Disclosure Schedule. The "PROPRIETARY RIGHTS" include all corporate names, trade names, trademarks, service marks, patents, patent applications, copyrights, trade secrets, information, proprietary rights and processes necessary for the CLBI Business as now conducted and as proposed to be conducted in substantially the same manner as conducted immediately prior to the date hereof without any conflict with or infringement upon the rights of others. Section 3.10 of the CLBI Disclosure Schedule sets out an accurate and complete list of the Proprietary Rights. Except as set forth in Section 3.10 of the CLBI Disclosure Schedule, CLBI is the sole owner of all right, title, and interest in and to all the Proprietary Rights free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever. Except as set forth in Section 3.10 of the CLBI Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Proprietary Rights nor is CLBI a party to any options, licenses, or agreements of any kind with respect to the logos, trademark and tradename rights, software, databases, source code, patents, patent rights, copyrights, trade secrets, processes and proprietary licenses, information, proprietary rights and processes of any other person or entity which relates to the CLBI Business.

                (b) Neither the Proprietary Rights nor any other processes, methods, or operations employed by the CLBI Business, CLBI, now or in the past, infringes upon any proprietary rights, or intellectual property of any other person, firm, corporation, or other entity. There is not pending or threatened any claim or litigation contesting the right of CLBI to engage in or employ any such processes, methods, operations, or the Proprietary Rights. To the knowledge of CLBI or the Shareholders, no employee of CLBI is in violation of any term of any employment contract, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such employee with the CLBI Business or, to the knowledge of CLBI and the Shareholders, any previous employer. To CLBI's and the Shareholders' knowledge, the employees of CLBI are not obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with their obligation to use their best efforts to promote the interests of the CLBI Business or that would conflict with the CLBI Business as conducted or as proposed to be conducted in substantially the same manner as conducted immediately prior to the date hereof.

        3.11 Restrictive Documents or Orders. CLBI is not a party to or bound under any agreement, contract, order, judgment, injunction or decree, or any similar restriction not of general application that materially adversely affects, or reasonably could be expected to materially adversely affect (a) the continued operation by CBooks of the CLBI Business in substantially the same manner as conducted immediately prior to the date hereof, (b) any acquisition of property by CLBI or (c) the consummation of the transactions contemplated by this Agreement.

        3.12 Contracts and Commitments.

                (a) Except as set forth in Section 3.12 of the CLBI Disclosure Schedule, CLBI is not a party or subject to:

                        (i) Any collective bargaining agreement or other labor union contract relating to the CLBI Business and applicable to the Employees, any employment contract or arrangement, written or oral, providing for future compensation with any officer, consultant, director or employee that is not terminable by it at-will without penalty or obligation to make payments related to such termination, other than such agreements as may be imposed or implied by law;

                        (ii) Any plans, contracts or arrangements, written or oral, that collectively require aggregate payments by CLBI in excess of $5,000 for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                        (iii) Any joint marketing, joint development or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                        (iv) Any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement pursuant to which CLBI has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;

                        (v) Any lease for real or personal property;

                        (vi) Any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization that may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Related Agreements, or the consummation of the transactions contemplated hereby or thereby;

                        (vii) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $5,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $5,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

                        (viii) Any license agreement, either as licensor or licensee;

                        (ix) Any contract containing covenants purporting to limit CLBI's freedom to compete in any line of business or in any geographic area or with any third party;

                        (x) Any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $5,000; or

                        (xi) Any other agreement, contract or commitment that is material to CLBI.

                (b) Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in Section 3.12 of the CLBI Disclosure Schedule is valid and binding on CLBI and is in full force and effect. CLBI and the Shareholders have delivered or made available to CBooks true, correct and complete copies of each such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment. Neither CLBI or the Shareholders, nor to the knowledge of CLBI or the Shareholders, any other party thereto, has breached in any material respect any provision of, or is in default in any material respect under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                (c) Section 3.12 of the CLBI Disclosure Schedule sets forth a list of all agreements and other instruments under which CLBI is indebted for borrowed money. CLBI and the Shareholders have delivered or made available to CBooks true, correct and complete copies of each such agreement or other instrument under or pursuant to which it has outstanding indebtedness for borrowed money. Except as set forth in Section 3.12 of the CLBI Disclosure Schedule, CLBI is not in default in any material respect under any of such agreements or other instruments, nor is CLBI or the Shareholders aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder. No employee, advisor or consultant of CLBI or the CLBI Business is indebted to CLBI.

        3.13 Title to the Property. CLBI has good and marketable title to all of the assets necessary or incidental to the conduct of the CLBI Business in the same manner as the CLBI Business was operated by CLBI prior to the Time of Closing (the "ASSETS"), free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever, except, with respect to tangible personal property, liens arising from Taxes not yet due and payable, statutory mechanics and materialman's liens incurred in the ordinary course of business to secure obligations that are not past due and liens and encumbrances disclosed in
Section 3.13 of the CLBI Disclosure Schedule. The Assets include all assets, including without limitation, all real property leased or owned by CLBI, all intellectual property and all other property in which CLBI has any right, title and interest necessary to operate the CLBI Business in the same manner as the CLBI Business was operated by CLBI prior to the Time of Closing. Except as set forth in Section 3.13 of the CLBI Disclosure Schedule, all of the Assets used in the operation of the CLBI Business are suitable for the purposes for which they are used, are in good operating condition (normal wear and tear excepted) and in reasonable repair, free from any known defects, except such minor defects as do not interfere with the continued use thereof. Section 3.13 of the CLBI Disclosure Schedule contains a description of all real property owned by or leased to CLBI together with a description of all buildings, fixtures and improvements located on such real properties. CLBI does not own or lease any other real property. CLBI has delivered or made available to CBooks true and correct copies of all leases of real property to which CLBI is a party either as lessee or lessor. In addition, Section 3.13 of the CLBI Disclosure Schedule contains an accurate itemization of all tangible personal property, other than inventory, owned or leased by CLBI with individual valuations of not less than Five Hundred Dollars ($500).

        3.14 Insurance. CLBI has not been refused any insurance by an insurance carrier during the past three years nor has any insurance policy been canceled with respect to CLBI, the CLBI Business or the Assets. Section 3.14 of the CLBI Disclosure Schedule lists all insurance policies and fidelity bonds covering the Assets, the CLBI Business, the employees, officers and directors of CLBI, specifying the type of coverage, the amounts of coverage, the carrier and the expiration date under each such policy and bond. CLBI and the Shareholders have delivered or made available to CBooks true, correct and complete copies of all such policies and bonds. There is no claim by CLBI pending under any of such policies or bonds with respect to the CLBI Business, the Assets or the employees, officers and directors. All premiums payable under all such policies and bonds have been paid, and CLBI is otherwise in full compliance with the material terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by entities conducting business similar to that of the CLBI Business. Neither CLBI nor the Shareholders knows of any threatened termination of or premium increase with respect to any of such policies.

        3.15 Litigation. Except as set forth in Section 3.15 of the CLBI Disclosure Schedule, none of CLBI's officers, directors or management, including the Shareholders, is engaged in, or has received any threat of, any litigation, arbitration, investigation, or other proceeding, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, involving CLBI, the CLBI Business, the Assets or the Employees (as defined below), or against or affecting the transactions contemplated by the Agreement and the Related Agreements. Except as set forth in
Section 3.15 of the CLBI Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the knowledge of CLBI and the Shareholders after due inquiry of the officers, directors and management of CLBI, threatened against CLBI, the Shareholders or CLBI's officers, directors or management that questions the validity of this Agreement, the Related Agreements, or the right of CLBI, to enter into this Agreement, the Related Agreements, or to consummate the transactions contemplated hereby or thereby, or that might result in any Material Adverse Effect. Except as set forth in Section
3.15 of the CLBI Disclosure Schedule, there is no action, suit, proceeding, or investigation by CLBI currently pending or that it currently intends to initiate. None of CLBI nor CLBI's officers, directors or management is bound by any judgment, decree, injunction, ruling, or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator, or any other person that has or could reasonably be expected to have a Material Adverse Effect. Except for documentation relating to the dispute between CLBI and CBooks, CLBI and the Shareholders have delivered or made available to CBooks true, correct and complete copies of all material documentation, pleadings, correspondence, memoranda and notes relating to any action, suit, proceeding or investigation, at law or at equity, pending or, to the knowledge of CLBI and the Shareholders after due inquiry of the officers, directors and management of CLBI, threatened, of which CLBI, the Shareholders or the officers, directors or management of CLBI is a party.

        3.16 No Conflict or Default. Neither the execution and delivery of this Agreement by CLBI and the Shareholders, nor compliance by each of CLBI and the Shareholders with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any applicable statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of the Articles of Incorporation, or the Bylaws of CLBI or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which CLBI and the Shareholders are a party or by which they or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, where such violation, conflict and/or default could have a material adverse effect on (a) the continued operation by CBooks of the CLBI Business after the Time of Closing on substantially the same basis as theretofore operated by CLBI, (b) the consummation of the transactions contemplated by this Agreement, or (c) the Assets, or result in the creation or imposition of any material lien, charge, or encumbrance, or other restriction of any nature whatsoever with respect to any of such Assets, or give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to the Assets.

        3.17 Third Party Consents. Except as set forth in Section 3.17 of the CLBI Disclosure Schedule, no consent, approval, or authorization of any third party on the part of CLBI is required in connection with the consummation of the transactions contemplated hereunder, except where the failure to obtain such consent, approval, and/or authorization could have a material adverse effect on
(a) the continued operation by CBooks of the CLBI Business after the Time of Closing on substantially the same basis as theretofore operated, (b) the consummation of the transactions contemplated by this Agreement or (c) the Assets.

        3.18 Certain Agreements. Neither the execution and delivery of this Agreement or the Related Agreements (except as explicitly provided therein) nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of or consultant to CLBI, (b) increase any benefits otherwise payable under any employee benefit plan or (c) result in the acceleration of the time of payment or vesting of any such benefits.

        3.19 Labor Relations. Except as set forth in Section 3.19 of the Disclosure Schedule, there are no labor controversies pending or, to the knowledge of CLBI and the Shareholders after due inquiry of the officers, directors and management, threatened between, CLBI and any of its past or current temporary or regular employees (the "EMPLOYEES") or any labor union or other collective bargaining unit representing any of the Employees.

        3.20 Employees and Employee Benefit Plans.

                (a) Section 3.20 of the CLBI Disclosure Schedule sets forth a full and complete list of all directors, officers, Employees, advisors, consultants, professionals (including attorneys and accountants) and any other service providers (such service providers who CLBI has paid or expects to pay an aggregate of at least $5,000) of CLBI and the CLBI Business (collectively, "SERVICE PROVIDERS") as of May 15, 1997, and their respective job titles, and their total compensation (including, without limitation, the total amount of base salary, whether fixed or commission or a combination thereof); provided, the total compensation paid to professionals shall not be required. None of the Service Providers is subject to any contracts, written or unwritten, that specify a particular employment or service term, or limit CLBI's right to terminate the employment or service relationship of such Service Provider with CLBI. CLBI does not have any contractual obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such Service Providers any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any Service Providers in connection with the transactions contemplated by this Agreement, as a result of any CLBI agreement, plan, or program. Following the consummation of the transactions contemplated by this Agreement, neither CBooks nor CLBI will have any obligations towards any Service Provider, nor any former Service Provider. To the knowledge of CLBI and the Shareholders, none of the Service Providers is or will be in violation of any judgment, decree, or order, or any term of any employment contract, or other contract or agreement relating to the relationship of any such Service Provider with CLBI, CBooks or any other party because of the nature of the CLBI Business conducted by CLBI or the use by the Service Provider of such Service Provider's best efforts with respect to such business. Neither CLBI nor the Shareholders is aware that any Employee, or that any group of Employees, intends to terminate their employment with it, nor does it have a present intention to terminate the employment of any of the foregoing.

                (b) With respect to the CLBI Business, CLBI has not failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, as amended, the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of or from compensation of employees, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

                (c) Section 3.20 of the CLBI Disclosure Schedule sets forth a full and complete list of CLBI's pension, profit sharing, savings, retirement, or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or cafeteria plan or severance plan, or any disability, accident or group life insurance plan, or any stock option or stock purchase plan, or other employee welfare benefit plan or employee pension benefit plan (the "EMPLOYEE BENEFIT PLANS"). CLBI is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. If any Employee Benefit Plan exists, CLBI has furnished to CBooks or their counsel complete and accurate copies of such plans and related plan documents, including but not limited to the most recent version of trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, Form 5500s, IRS determination letters and other authorizing documents. CLBI has prepared and timely filed all requisite governmental reports, including but not limited to Form 5500 reports. In addition, CLBI has prepared and timely filed any other IRS-required filings and has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each of such plans (except as would not have a Material Adverse Effect). Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Employee Benefit Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan (except as would not have a Material Adverse Effect). Each Employee Benefit Plan, if any, has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws currently in effect, including ERISA and the Code, and including but not limited to, amendments to Section 401(a) of the Code enacted by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous

Revenue Act of 1988 and the Omnibus Budget Reconciliation Act of 1989 (except as would not have a Material Adverse Effect).

                (d) To CLBI's and the Shareholders' best knowledge, CLBI has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Time of Closing.

                (e) Neither CLBI nor, to the Shareholders knowledge after due inquiry, any trustee or administrator of any employee welfare plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA ("ERISA PLANS") covering any Employee nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any ERISA Plan has engaged in any transaction that would subject CLBI, such plan, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code (except as would not have a Material Adverse Effect).

                (f) There are no material pending claims by or on behalf of any ERISA Plan by any Employee or beneficiary covered under any such plan or otherwise involving any such plan (other than routine claims for benefits).

                (g) CLBI has no "defined benefit plans" as defined in Section 3(35) of ERISA.

        3.21 Interested Party Relationships. Except as set forth in Section 3.21 of the CLBI Disclosure Schedule, neither CLBI, nor any officer or director of CLBI (nor any family member of such officer or director of CLBI, nor any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with CLBI, any officer director of CLBI, or any such family member), has any financial interest, direct or indirect, in any supplier or customer of or to the CLBI Business, or other party to any contract that is material to the CLBI Business. CLBI and the Shareholders have delivered to CBooks true, correct and complete copies of any and all agreements among CLBI, the officers, directors and management of CLBI, including the agreement between CLBI and Peer-to-Peer Communications, Inc., a California corporation ("PEER-TO-PEER"), a copy of which is attached hereto as Exhibit 3.21.

        3.22 Environmental and Safety Matters. To CLBI's and the Shareholder's knowledge without independent investigation or inquiry, CLBI is not in violation of in any material respect of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to CLBI's and the Shareholder's knowledge, no expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

        3.23 Certain Payments. Neither CLBI nor any person directly or indirectly on behalf of CLBI has made or received any payment that was not legal to make or receive.

        3.24 Product Warranties. CLBI does not have any warranty policies or outstanding warranties or guarantees relating to any of CLBI's products or services.

        3.25 Customers. CLBI has compiled a customer mailing list (consisting of individuals who received the February 1997 mailing by CLBI) (the "CUSTOMER LIST") and a corporate account list (consisting of companies that had made purchases from CLBI on account during the twelve month period ended March 31,
1997) (the "CORPORATE ACCOUNT LIST"). Neither CLBI nor the Shareholders is aware of any event, happening, or fact that would lead them to believe that any of said customers and corporate accounts will not continue substantially the same level of purchases after the Closing. The Customer List consists of no less than Ninety Thousand (90,000) separate names and addresses, and the Corporate Account List consists of the names and addresses of not less than Two Hundred Fifty
(250) separate business entities or separate buying divisions of related entities. True, correct and complete copies of the Customer List and Corporate Account List will be made available to CBooks at or before the Closing in accordance with Section 6.2 hereof.

        3.26 Suppliers. Neither CLBI nor the Shareholders is aware of any event, happening, or fact that would lead them to believe that any suppliers or vendors will not continue to supply substantially the same level and type of products purchased by CLBI under industry standard terms and conditions.

        3.27 Books and Records. The books and records of CLBI to which CBooks has been given access are the true books and records of CLBI and truly and accurately reflect the underlying facts and transactions in all material respects. No actions by the Shareholders or the Board of Directors of CLBI, or any committee thereof, have been taken that are not therein reflected. CLBI and the Shareholders have delivered or made available to CBooks true, correct and complete copies of the books and records of CLBI; provided, however, that the failure of such minute books to contain a complete and accurate record of any corporate action that is disclosed in this Agreement or the CLBI Disclosure Schedule shall not be deemed a breach of the foregoing representation.

        3.28 Bank Account. Section 3.28 of the CLBI Disclosure Schedule contains an accurate and complete list of bank accounts and/or safe deposit boxes maintained by CLBI indicating the name and branch of the bank, the account number, the type of account and the names of all persons authorized to draw thereon or who have access thereto.

        3.29 Complete Disclosure. No representation or warranty made by CLBI or the Shareholders in this Agreement, the Related Agreements, the CLBI Disclosure Schedule, nor any statement, certificate, schedule or exhibit delivered to CBooks in accordance with Sections 6.2 and 7.1 hereof, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the Shareholders' knowledge, after due inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect that has not been set forth in this Agreement or in the CLBI Disclosure Schedule.

        3.30 No Other Agreements. Except as provided in this Agreement, neither CLBI nor the Shareholders have any legal obligation, absolute or contingent, to any person or firm to sell any of its assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of CLBI or to enter into any agreement with respect thereto.

                                   ARTICLE IV
                     COVENANTS OF CLBI AND THE SHAREHOLDERS

4.1 Maintenance of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, and except as otherwise consented to in writing by CBooks, CLBI shall conduct the CLBI Business in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact its business organizations, keep available the services of its officers and employees and maintain relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them consistent with past practices. CLBI shall promptly notify CBooks of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action that reasonably could be expected to have a Material Adverse Effect.

        4.2 Restricted Activities and Transactions. Except as expressly provided in this Agreement, or as otherwise consented to in writing by CBooks, prior to the Time of Closing, neither CLBI nor the Shareholders shall:

                (a) Propose, adopt or permit an amendment of CLBI's Articles of Incorporation or Bylaws;

                (b) Issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of capital stock of CLBI or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities; or authorize or propose any change in its equity capitalization;

                (c) Split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

                (d) Declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares, or rights to acquire shares, of its capital stock;

                (e) Mortgage or pledge any of its assets, tangible or intangible;

                (f) (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims,

(iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or worthless assets, (B) sales of immaterial assets not in excess of $5,000 in the aggregate, (C) sales in the ordinary course of business and (D) leases of equipment in the ordinary course of business pursuant to previous commitments as set forth in the CLBI Disclosure Schedule), or (iv) make or permit any amendments or termination of any contracts, agreements, licenses or other rights to which it is a party (except for termination resulting solely from expiration of nonrenewable terms of duration);

                (g) Grant any increase in, or otherwise amend the compensation to any Service Provider (except as required by existing contracts or in the ordinary course of business consistent with past practice which increases have been identified to by CBooks in writing and have been listed in the CLBI Disclosure Schedule), or amend in any respect the terms of any Plan or adopt any new Plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), or enter into or amend any employment, severance or similar arrangement;

                (h) Hire any Service Provider except that CLBI may hire an Employee to fill a vacancy resulting from the departure of a previous Employee provided the terms of such new hire are the same as those applicable to the departing employee, or terminate any Service Provider except for cause;

                (i) Acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the CLBI Business; or enter into any agreement providing for any of the foregoing;

                (j) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice;

                (k) Except in the ordinary course of business, negotiate, enter into or agree to enter into any transaction;

                (l) Transfer or license to any person or entity, or otherwise extend, amend or modify, any rights to the Proprietary Rights;

                (m) Enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of CLBI;

                (n) Violate, amend or otherwise modify the terms of any of the contracts set forth on the CLBI Disclosure Schedule;

                (o) Commence a lawsuit other than for the routine collection of bills, or settle a lawsuit;

                (p) Take any action that would result in any of the representations and warranties of CLBI set forth in this Agreement becoming untrue; or

                (q) Authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        4.3 Tax Forms. CLBI shall prepare and timely file all returns and amendments thereto required to be filed by it on or before the Closing Date. CBooks shall have a reasonable opportunity to review all returns and amendments thereto and to approve such returns (which approval shall not be unreasonably withheld). CLBI shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities relating to the period before the Closing and due prior to the Closing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to a Material Adverse Effect; and (b) CLBI shall have set aside on its books adequate reserves for such Taxes.

        4.4 Negotiation With Others. From and after the date of this Agreement until the earlier of the Time of Closing or the termination of this Agreement in accordance with its terms, CLBI shall not: (a) directly or indirectly, solicit, initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by CLBI or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than CBooks, relating to the possible acquisition of all or a material portion of CLBI (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); or (b) enter into an agreement with any person, other than CBooks, providing for any of the above.

        4.5 Consents, Approvals and Filings. CLBI and the Shareholders will use their respective best efforts to comply as promptly as practicable with all applicable governmental requirements and to obtain on or before the Closing all necessary approvals, authorizations, consents, waivers, licenses, clearances or orders of Governmental Entities or of other persons referred to herein or in the CLBI Disclosure Schedule. CLBI and the Shareholders shall each also use their respective best efforts to obtain all necessary consents, waivers and approvals under its contracts in connection with the transaction contemplated by this Agreement.

        4.6 Access to Records and Properties. CBooks may, prior to the Time of Closing, through the Shareholders, Lisa Chan, Chris MacIntosh, Cherrie Chiu, Georgia Ditzler and Monica Zimmerman, and CLBI's agents and representatives, continue to conduct or cause to be conducted a review of the CLBI Business and the financial condition, properties, assets, books and records of CLBI solely for the purpose of facilitating the transition of the CLBI Business to CBooks. Upon reasonable notice, CLBI and the Shareholders agree to provide CBooks reasonable access to all its properties, books, contracts, commitments, and computer systems (subject to the restrictions set forth below) and all other information concerning its business, properties and personnel as CBooks may reasonably request, and Lisa Chan, Cherrie Chiu, Chris MacIntosh Georgia Ditzler and Monica Zimmerman, all for the purpose of facilitating the integration of the CLBI Business with and into CBooks. The only computer access CLBI will provide is a limited access account on the World Wide Web development computer, to be accessed on-site at CLBI's Zanker Road location, which will be sufficient for CLBI to create one or more HTML pages. No copies of any pages so created may be made onto removable media. CLBI will be given copies of a few current CLBI HTML-code pages which they can modify for use in advertising and/or linking to their current site assuming the anticipated transaction is concluded; these pages, or pages derived from them, may at no time be connected to the World Wide Web until after the Closing.

                                   ARTICLE V
                                MUTUAL COVENANTS

5.1 Confidentiality. CLBI, the Shareholders and CBooks each agree to continue to comply with the terms of the Mutual Confidentiality Agreement dated as of April 28, 1997 after the Time of Closing. All information obtained by CBooks in the course of its due diligence review of CLBI shall be subject to the terms of such Mutual Confidentiality Agreement.

        5.2 Public Announcements. Except as provided for herein, CBooks, CLBI and the Shareholders shall not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, (including without limitation, the amount of the Cash Consideration) conditions and status of, the transactions provided for herein (including any written communication to employees, customers or the trade) without the prior written consent of the other parties as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations that any party is in the opinion of its counsel required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than one calendar day prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. CLBI and the Shareholders acknowledge that CBooks intends to issue press release at or shortly after the Time of Closing and CLBI and the Shareholders agree that they will promptly review such release and consent to its release within a reasonable time period provided that content is reasonable. Notwithstanding the foregoing, the limitations, restrictions and covenants of this Section 5.2 shall apply following the Closing solely to public announcements, press releases, statements or acknowledgments concerning the material economic terms and provisions of this Agreement.

        5.3 Brokers and Finders. The Shareholders agree, jointly and severally, to indemnify and to hold harmless CBooks and CLBI from any liability for any commission or compensation in the nature of a broker's or finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Shareholders or CLBI, or any of its officers, partners, employees or representatives is responsible. CBooks agrees to indemnify and to hold harmless the Shareholders from any liability for any commission or compensation in the nature of a broker's or finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which CBooks or any of its officers, partners, employees, or representatives is responsible.

        5.4 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue at the Time of Closing or cause a breach of any covenant contained or referenced in this Agreement and will use all reasonable commercial efforts to prevent or promptly remedy the same. The party receiving such notification shall have the right to terminate this Agreement in accordance with Section 10.1(e) hereof. In the event such party elects not to so terminate this Agreement, such notification shall require a mutually satisfactory amendment hereto.

        5.5 Agreements to Cooperate. Each party hereto will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the transactions contemplated in this Agreement and the Related Agreements (including obtaining any and all necessary third party and governmental consents) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other party in connection with any such requirements imposed upon the party in connection with the transactions contemplated in this Agreement and the Related Agreements.

        5.6 Additional Agreements. In case at any time after the Time of Closing any further action is reasonably necessary to carry out the purposes, terms and provisions of this Agreement or to vest CBooks with full title to all properties, assets, rights, approvals, immunities and franchises of CLBI, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        5.7 Consulting Arrangements. Ms. Unkefer agrees to provide consulting services to CBooks commencing as of the Closing in accordance with the terms set forth on Exhibit 5.7.

                                   ARTICLE VI
                                     CLOSING

6.1 Closing. The transactions contemplated by this Agreement shall be completed on the first business day after the day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "TIME OF CLOSING"); provided, that in no event shall the Closing occur later than May 30, 1997 unless otherwise mutually agreed to by the parties ("TERMINATION DATE"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, or at such other place or date as may be agreed upon from time to time in writing by the parties. The "CLOSING" shall mean the deliveries to be made by CBooks, and CLBI at the Time of Closing in accordance with this Agreement.

        6.2 Deliveries by the Shareholders and CLBI. At the Closing, CLBI and the Shareholders shall deliver to CBooks, all duly and properly executed, the following:

               (a) Valid stock certificates evidencing all of the CLBI Shares (the "CERTIFICATES"), duly and validly endorsed for transfer to CBooks, or accompanied by a Stock Power and Assignment Separate from Certificate, the form of which is attached hereto as Exhibit 6.2(a), duly executed in such form as is acceptable for transfer on the books of CLBI.

               (b) An Officer's Certificate executed by the President of CLBI certifying that the conditions specified in subsections (a)-(f) of Section 7.1 have been satisfied.

               (c) Opinions of Epstein Becker & Green P.C. and Rosenblum Parish & Issacs, dated the date of the Closing, in form and substance mutually agreed upon by Epstein Becker & Green P.C. and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

               (d) A Certificate of the Secretary of CLBI attesting to the incumbency of CLBI's officers, the authenticity of resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Articles of Incorporation and Bylaws of CLBI.

               (e) Executed copies of the Related Agreements to the extent to which CLBI and the Shareholders are a party.

               (f) A Certificate executed by each of the Shareholders certifying that the conditions specified in subsections (a) - (f) of Section 7.1 have been satisfied.

               (g) True, correct and complete copies of the Customer List and the Corporate Account List.

               (h) Such other documents as are customary in transactions of this type.

        6.3 Deliveries by CBooks. At the Closing, CBooks shall deliver, or cause to be delivered, to CLBI, the Shareholders, and the Escrow Agent as applicable, all duly and properly executed, the following:

               (a) The consideration as set forth in Article I.

(b) An Officer's Certificate executed by the President of CBooks certifying that the conditions specified in subsections (a)-(f) of Section 7.2 have been satisfied.

(c) A Certificate of the Secretary of CBooks attesting to the incumbency of CBooks' officers, the authenticity of resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Articles of Incorporation and Bylaws of CBooks.

               (d) An opinion of Gunderson Dettmer, dated the date of the Closing, in substantially the form attached hereto as Exhibit 6.3(d).

               (e) Executed copies of the Related Agreements.

               (f) Such other documents as are customary in transactions of this type.

        6.4 Related Agreements. For the purposes of this Agreement, the term "RELATED Agreements" shall mean the Escrow Agreement.


                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO OBLIGATIONS

7.1 Conditions to Obligations of CBooks. Each and every obligation of CBooks to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by CBooks):

               (a) Representations and Warranties. The representations and warranties of CLBI and the Shareholders set forth in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing, as if such representations and warranties were made as of such date and time and reflecting any mutually agreed amendments to the Disclosure Schedule, reflected pursuant to Section 5.4 hereof.

               (b) Consents. CLBI and the Shareholders shall have obtained and delivered to CBooks all consents set forth on the CLBI Disclosure Schedule.

               (c) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement that are to be performed or complied with by CLBI and the Shareholders shall have been fully performed and complied with at or prior to the Time of Closing.

               (d) No Material Adverse Change. There shall have been no Material Adverse Effect since February 28, 1997.

               (e) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

               (f) Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to CBooks under this Agreement shall be satisfactory to CBooks and its counsel in all reasonable respects.

               (g) Shareholder Approval. The Shareholders of CLBI shall have unanimously approved this Agreement, the applicable Related Agreements, and the transactions contemplated thereby, all in accordance with applicable laws and regulatory requirements.

               (h) Foreign Status Representation Letter. CLBI shall furnish CBooks with an affidavit stating under penalty of perjury that, CLBI is not a United States real property interest within the meaning of Sections 897 of the Code and will provide in such affidavit its taxpayer identification number and shall have executed a representation letter substantially in the form provided before Closing to CLBI and its counsel and make such filings with such tax authorities as are reasonably requested by CBooks in connection with such representations.

               (i) Tax Forms. The Shareholders shall have delivered to CBooks properly completed and executed Internal Revenue Service Forms W-8 or W-9, as applicable.

               (j) Resignation of Officers and Directors. The officers and directors of CLBI shall have resigned their respective officer positions and directorships effective as of the Closing.

               (k) Regulatory Compliance and Approval. All permits, consents, approvals and waivers from governmental authorities necessary to the consummation of this Agreement and the transactions contemplated hereby and for the operations of the CLBI Business of CLBI after the consummation of such transactions and the ownership of the Proprietary Information after the consummation of such transactions shall have been obtained.

        7.2 Conditions to Obligations of CLBI and the Shareholders. Each and every obligation of the Shareholders and CLBI to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by CLBI):

               (a) Representations and Warranties. CBooks's representations and warranties set forth in Article II of this Agreement shall have been in all material respects true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

               (b) Performance of Agreement. All conditions and other obligations under this Agreement that are to be performed or complied with by CBooks shall have been fully performed and complied with at or prior to the Time of Closing.

               (c) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

               (d) Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to CLBI and the Shareholders under this Agreement shall be satisfactory to CLBI and its counsel in all reasonable respects.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1 Survival of Representations, Warranties, and Agreements.

               (a) Subject to this Article VIII, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the execution, delivery, and performance of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties to this Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing. The obligations of indemnity provided in Sections 8.2 and 8.3 below shall terminate six (6) months after the Closing; provided, however, that the representations and warranties made by CLBI and the Shareholders with respect to discrepancies made on tax returns filed by CLBI and the Shareholders concerning CLBI's inventory accounting methodology and the representations, warranties, covenants and agreements set forth in Section 5.3 and Article IX and the obligations of indemnity therefor (the "CARVE OUTS") shall survive until the expiration of the period specified therein, if applicable, or the applicable statutes of limitation; and provided further that the foregoing shall in no way limit any right CBooks may have in equity or under law for Damages (as defined below) resulting from the gross negligence or willful misconduct of CLBI or the Shareholders.

               (b) As used in this Article, any reference to a representation, warranty, or covenant contained in any Section of this Agreement shall include the CLBI Disclosure Schedule relating to such Section.

        8.2 Indemnification of CBooks. The Shareholders hereby agree to indemnify and hold harmless CBooks, and its respective officers, directors and affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "DAMAGES"), asserted against, resulting from, imposed upon, or incurred or suffered by CBooks as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by CLBI or the Shareholders in this Agreement, the Related Agreements, Disclosure Schedule or any statement, schedule, exhibit, or certificate delivered to CBooks in accordance with Sections 6.2 and 7.1 hereof, (all of which shall be referred to as "INDEMNIFIABLE CLAIMS"). CLBI's and the Shareholder's indemnification obligations under this Section 8.2 shall not arise if the aggregate amount of indemnity obligations otherwise payable does not exceed Twenty-Five Thousand Dollars ($25,000) and shall not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) and repayment of indemnification obligations shall be governed by the terms of the Escrow Agreement; provided, however, such limitations shall neither apply nor limit any indemnification obligations relating to Damages resulting from the gross negligence, willful misconduct or fraud of CLBI or the Shareholders; and provided further that such limitations shall neither apply nor limit any indemnification obligations for Indemnifiable Claims involving the Carve Outs.

        8.3 Indemnification of the Shareholders. CBooks hereby agrees to indemnify and hold harmless the Shareholders against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Shareholders directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by CBooks in this Agreement, all of which shall be referred to as "INDEMNIFIABLE CLAIMS." CBooks' indemnification obligations under this
Section 8.3 shall not arise if the aggregate amount of indemnity obligations otherwise payable does not exceed Twenty-Five Thousand Dollars ($25,000) and shall not in the aggregate exceed Five Hundred Thousand Dollars ($500,000).

        8.4 Procedure for Indemnification with Respect to Third-Party Claims.

               (a) If CBooks or the Shareholders determine to seek indemnification under this Article VIII with respect to Indemnifiable Claims (the party when seeking such indemnification shall hereinafter be referred to as the "INDEMNIFIED PARTY," and the party against whom such indemnification is sought shall hereinafter be referred to as the "INDEMNIFYING PARTY") resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party within thirty (30) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within thirty (30) days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party provided that Epstein Becker & Green, P.C. shall be deemed satisfactory. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless counsel to the Indemnified Party advises the Indemnified Party that there is a conflict of interest between the Shareholders and CBooks with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by the Indemnifying Party, and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

               (b) In the event that the Indemnifying Party, within thirty (30) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

               (c) Notwithstanding anything in this Section to the contrary, if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right to participate, at its own cost and expense, in such defense, compromise, or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

        8.5 Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this
Section 8.5, specify with particularity the nature and amount of the claim asserted, accompanied by any written materials supporting such claim, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Indemnifying Party, within fifteen
(15) days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within fifteen days after such notice, then the claim shall be finally settled by arbitration as set forth in Section 11.13 hereof.


                                   ARTICLE IX
                            NONCOMPETITION AGREEMENT

9.1 Noncompete. From the date of this Agreement until the earlier of its termination or the fifth anniversary of the Time of Closing (the "RESTRICTED PERIOD"), without the prior written consent of CBooks, each of the Shareholders agree not to engage as an employee, director, officer, consultant advisor or greater than five percent shareholder in any entity ("RESTRICTED ENTITY") anywhere in the world that is in the business of selling books and other printed materials in the technical computer and electronics content categories such as currently inventoried by CLBI through any distribution channel, including retail, electronic (including the Internet and intranets), trade shows and conventions, and direct mail (the "RESTRICTED FIELD") in the geographic area comprising the entire world (the "PROTECTED TERRITORY"). Activities pertaining to the publishing and/or exclusive wholesale distribution of technical book products, and products authored or co-authored by one or both of the Shareholders, are specifically excluded from the provisions of this section and Section 9.2.

        9.2 Nonsolicit. As a separate and independent covenant, during the Restricted Period, without the prior written consent of CBooks, each of the Shareholders hereby agrees not to, in any way, directly or indirectly, for the purpose of conducting or engaging in any business that is operating in the Restricted Field, call upon, solicit, advise or otherwise do, or attempt to do, business with any then existing customer of the Company or CLBI or their respective affiliates, or take away or interfere with or attempt to interfere with any custom, trade, business or patronage of the Company of CLBI or their respective affiliates, in the Restricted Field.

        9.3 No hire. As a separate and independent covenant, during the Restricted Period, without the prior written consent of the Company, each of the Shareholders hereby agrees not to, in any way, directly or indirectly, irrespective of the Restricted Field, hire any employee or consultant of the Company or CLBI or any of their respective affiliates, or attempt to induce any employee or consultant of the Company or CLBI or any of their respective affiliates, to leave the employ of the Company or CLBI or any of their respective affiliates or to violate the terms of their contracts. CBooks hereby acknowledges that Lisa Chan and Chris MacIntosh are the beneficial record owners of approximately 12% each of Peer-to-Peer and as such have each, on occasion, provided consulting services to Peer-to-Peer for no consideration and to an extent that has not interfered with the performance of either of their responsibilities as full time employees of CLBI. CBooks acknowledges and agrees that Ms. Chan and Ms. MacIntosh may continue to provide similar consulting services to Peer-to-Peer for no consideration provided such consulting in no way impairs or hampers their ability to perform their responsibilities as full-time employees of CLBI.

        9.4 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which either of the Shareholders are in breach of the terms of this Agreement.

        9.5 Irreparable Harm. Each of the Shareholders acknowledge that upon the breach of any of the provisions of this Article, CBooks would sustain irreparable harm, and, therefore, you agree that in addition to any other remedies that CBooks may have under this Agreement or otherwise, CBooks shall be entitled to obtain equitable relief, including specific performance and injunctions restraining you from committing or continuing any such violation of this Agreement.

        9.6 Condition to Acquisition. Each of the Shareholders represent that they are familiar with the covenants contained in this Article IX, and are fully aware of their respective obligations hereunder. Each of the Shareholders hereby acknowledges that the covenants and agreements set forth in this Article IX are an essential element of the purchase of their Shares by CBooks as contemplated herein and that, but for their agreement to comply with these covenants, CBooks would not have entered into this Agreement or the other agreements contemplated hereby. Each of the Shareholders acknowledges that the period of restrictions and the geographic area to which the restrictions imposed in this Article hereof shall apply are fair and reasonable and are reasonably required for the protection of the Company. If any provision of this Agreement is held to be invalid or unenforceable by judicial order for any reason, such action shall not affect the enforceability of the remaining provisions hereof and, without limiting the foregoing, any such holdings shall in no event preclude the Company from enforcing the provisions hereof for such term, in such territory and to such extent not inconsistent with or prohibited by said judicial order. If the provisions of this Agreement should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

        9.7 Acknowledgment of Consideration. CBooks and the Shareholders hereby acknowledge that $150,000 and $60,000 of the Cash Consideration is being paid to Ms. Unkefer and Mr. Doernberg, respectively, as consideration for the covenants and agreements of each set forth in this Article IX.

                                    ARTICLE X
                            TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated hereby:

               (a) by written consent of CBooks and the Shareholders; or

               (b) by either CBooks or the Shareholders if the transactions contemplated hereby shall not have been consummated by May 30, 1997; provided that such failure results despite each parties good faith efforts to finalize and consummate the transactions contemplated herein, and provided further that the right to terminate this Agreement under this subsection shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

               (c) by either CBooks or the Shareholders, if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under this Agreement; or

               (d) by CBooks if any of the conditions to CBooks' obligations to effect the transactions contemplated hereby that are specified herein have not been met or waived by CBooks at such time as such condition is no longer reasonably capable of satisfaction; provided CBooks is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement; or

               (e) by CBooks or CLBI, if there has been a material breach of any representation, warranty, covenant or agreement on the part of either party, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

        10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of CBooks, CLBI, or their respective officers, directors or shareholders, as the case may be, and further except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.


                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

        11.1 Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 11.1. Any party delivering notice to CLBI or the Shareholders, shall also deliver a copy to: Epstein, Becker & Green, P.C., 75 State Street, Boston, MA 02109, facsimile (617) 342-4001, Attn: Susan E. Pravda, Esq. Any party delivering notice to CBooks shall also deliver a copy to: Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, 155 Constitution Drive, Menlo Park, California 94025, facsimile (415) 321-2800, Attn: Ralph L. Arnheim III, Esq. All notices and communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (d) below; (c) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (d) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

        11.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter including the letter of intent dated April 28, 1997 except that the obligations of the Mutual Confidentiality Agreement dated April 28, 1997 shall continue in full force and effect against CBooks until the

Closing if the Closing occurs, and, if the Closing does not occur, for the term specified therein, and against the Shareholders for the term specified therein.

        11.3 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon CLBI, its successors and permitted assigns, and CBooks and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party; provided, however, that CBooks may, without such written consent, assign its rights in connection with a merger of CBooks with or into another entity, a sale of all or substantially all of CBooks's assets, or a reorganization involving CBooks.

        11.4 Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

        11.5 Expenses of Acquisition. The Shareholders shall pay in full all fees and expenses incurred by CLBI and the Shareholders in connection with this Agreement, and the transactions contemplated hereby, and all expenses associated with establishing the escrow account contemplated by the Escrow Agreement; provided, however, CLBI shall have the right to pay all fees and expenses incurred by the Shareholders together with the payment of bonuses to certain employees specified by the Shareholders (subject to standard withholdings), up to an aggregate of $245,000, if the Net Working Capital of CLBI as of the Closing minus such fees, expenses and bonuses is at least equal to the Net Working Capital of CLBI as of February 28, 1997. CBooks shall pay all fees and expenses incurred by CBooks in connection with this Agreement, and the transactions contemplated hereby.

        11.6 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        11.7 Third-Party Beneficiaries. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

        11.8 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        11.9 Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

        11.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        11.11 Remedies of CBooks. CLBI and the Shareholders agree that the CLBI Business and the Assets are unique and not otherwise readily available to CBooks. Accordingly, CLBI and the Shareholders acknowledge that, in addition to all other remedies to which CBooks is entitled, CBooks shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided CBooks is not in material default hereunder.

        11.12 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law provisions.

        11.13 Arbitration, Attorneys' Fees. Any dispute arising out of this Agreement shall be finally settled by arbitration in Palo Alto, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of CBooks and the Shareholders, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

        CLBI:                   COMPUTER LITERACY BOOKSHOPS, INC.



                                By: /s/ Rachel Unkefer
                                   ---------------------------------------------
                                   Rachel Unkefer, President and Chief
                                   Executive Officer

                                   Address: 3105 Edgewater Drive
                                            Charlottesville, Virginia 22911


        THE SHAREHOLDERS:

                                   /s/ Daniel A. Doernberg
                                   ---------------------------------------------
                                   Daniel A. Doernberg

                                   Address: 3105 Edgewater Drive
                                            Charlottesville, Virginia 22911


                                   /s/ Rachel Unkefer
                                   ---------------------------------------------
                                   Rachel Unkefer


                                   Address: 3105 Edgewater Drive,
                                            Charlottesville, Virginia 22911






               -- Signature Page to Stock Acquisition Agreement --

        CBOOKS:                    CBOOKS EXPRESS, INC.



                                   By: /s/ Chris MacAskill
                                      ----------------------------------------
                                      Chris MacAskill, President and Chief
                                      Executive Officer

                                      Address: 1308 Orleans Drive
                                               Sunnyvale, CA  94089


               -- Signature Page to Stock Acquisition Agreement --